Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Receives Expected NASDAQ Notice Related to Delay in Form 10-K Filing

Goleta, California, April 20, 2015 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the home care setting, today announced that, as expected, it received a standard notice from NASDAQ stating that Inogen is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. The April 15, 2015 letter was sent as a result of Inogen’s delay in filing its Annual Report on Form 10-K for its fiscal year ended December 31, 2014, which Inogen initially announced via a Form 8-K filing on April 14, 2015.

The NASDAQ notice has no immediate effect on the listing or trading of Inogen’s common stock on the NASDAQ Global Select Market. Under NASDAQ’s listing rules, Inogen has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted, Inogen can be granted an exception of up to 180 calendar days from the Form 10-K’s due date, or until October 12, 2015, to regain compliance. Inogen expects to submit a plan to regain compliance or file its Form 10-K within the timeline prescribed by NASDAQ.

Inogen plans to file its Form 10-K as soon as possible following the completion of an Audit Committee investigation regarding certain potential accounting matters that were discovered by management and related work necessary to file the Form 10-K.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding our plans and timing to file the Form 10-K and to regain compliance under the NASDAQ listing rules. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from management’s current expectations include, among other things, the discovery of additional information relevant to the internal investigation; the conclusions of the Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the timing of the review by, and the conclusions of, our independent registered public accounting firm regarding the internal investigation and our financial statements; and the risk that the completion and filing of the Form 10-K will take longer than expected. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503